Exhibit (j)

Deloitte

Deloitte & Touche LLP
50 Fremont Street
San Francisco, CA 94105-2230
USA
Tel: +1 415 783 4000
Fax: +1 415 783 4329
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 002-93131 on Form N-1A (the “Registration Statement”) of our report dated January 30, 2009, relating to the financial statements and financial highlights of the Parnassus Funds, comprised of Parnassus Fund, Parnassus Mid-Cap Fund, Parnassus Small-Cap Fund and Parnassus Workplace Fund, appearing in the Annual Report on Form N-CSR of the Parnassus Funds for the year ended December 31, 2008, and to the reference to us under the headings “Financial Highlights” and “General Information” in the Prospectus and under the heading “General” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

April 28, 2009